  Exhibit 99.1

Issuer Direct Acquires Onstream Media’s Webcasting Platform, Projected to Increase Annual Revenue 15%, Webcast Customer Base by at Least 50%

The Acquisition Will Immediately Be Accretive and Expand the Company's Customer Base by Over 120

MORRISVILLE, NC / ACCESSWIRE / January 3, 2019 / Issuer Direct Corporation (NYSE American: ISDR) (the "Company" or "Issuer Direct"), an industry-leading communications and compliance company, today announced it has acquired the VisualWebcaster Platform, a product suite from Onstream Media Corporation for $2.788 million cash paid at closing. The acquisition is projected to increase Issuer Direct’s annual revenue 15% and its webcast customer base by at least 50%.

The VisualWebcaster Platform (“VWP”) is a leading cloud-based earnings webcast, webinar, and training platform that delivers live and on-demand streaming of events to audiences of all sizes. The platform allows customers to create, produce and deliver events, which will integrate perfectly into Platform id. By acquiring VWP, the Company significantly strengthens its Platform id. potential by providing the VWP customer base the opportunity to utilize a single-sourced, consolidated disclosure and communication offering for disseminating their information to stakeholders.

Current VWP customers will have the ability to immediately take advantage of Issuer Direct's Platform id. offerings designed specifically for customers conducting events that require more than rich media webcasting. Once fully integrated, the combined offerings of the Company and the VWP will include the following for Issuer Direct’s 2500+ customers:

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Dedicated phone numbers for each customer
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Analyst and Investor VIP Priority access
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Customizable Insight and Analytics
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100% self-service start to finish
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24/7 Event Engineers
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Choices between Audio, Video, Slide and LIVE webcasting

Moreover, as a result of the transaction, the Company will increase its webcasting platform customer base from approximately 225 to approximately 345.

"We have known the team at Onstream for several years. The VWP product suite is industry leading and trusted by some of the biggest names in the Fortune 100 and beyond. We believe it will definitely increase the quality and scope of our event business," said Brian R. Balbirnie, Chief Executive Officer of Issuer Direct.

Mr. Balbirnie continued "On an annual basis, this transaction is projected to increase our overall annual revenues by approximately 15% and increase revenues of our core webcasting and event business by more than two and a half times. We expect to leverage the acquisition of the VWP and related customer base to continue our long-term strategy, which has been to follow the shareholder, provide deep analytics to our customers, and use our platform to illuminate, analyze and engage audiences globally."

About Onstream Media Corporation

Founded in 1993, Onstream Media (OTC: ONSM) is a leading, online service provider of live and on-demand, rich media communications via the Onstream Digital Media-Services Platform. Specializing in online audio and video corporate communications, Onstream Media's pioneering, digital-asset-management active server pages (ASP) technology provides the necessary tools for webcasting, web conferencing and content-publishing services focused on increasing productivity and revenues in an affordable and highly secure environment for any organization. Today, Onstream Media’s digital-media services are used by many Fortune 100 company executives to broadcast their announcements in sales, marketing, communications, Investor Relations, Human resources and training.

About Issuer Direct Corporation

Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id., empowers users by thoughtfully integrating the most relevant tools, technologies, and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in RTP, NC, Issuer Direct serves more than 2,500 public and private companies in more than 18 countries. For more information, please visit www.issuerdirect.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Issuer Direct's acquisition of VWP including, without limitation, the potential of providing Issuer Direct's platform services to VWP's customers, Issuer's Direct's projection regarding increased annual revenues of 15% and the increase to its webcast customer base by at least 50%, Issuer Direct’s ability to fully integrate the VWP offerings with Issuer Direct’s other platform offerings, Issuer Direct’s belief that the VWP offerings will increase the quality and scope of its event business and Issuer Direct's expectation the VWP acquisition will continue its long-term strategy. The achievement or success of the matters covered by such forward-looking statements involve risks, uncertainties, and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company's results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including; the loss of significant VWP's customers; our ability to obtain new customers; our ability to integrate the assets and personnel from the VWP acquisition; our ability to sell our platform offering to VWP's customer; general economic conditions; and changes in the competitive dynamics in the market for communication and compliance services and products.

Further information on these and other factors that could affect the Company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the Company's most recent Form 10-K/A filed with the SEC. These documents are available on the SEC Filings section of the Investor Relations section of the Company's website at https://www.issuerdirect.com. All information provided in this release is available as of January 3, 2019, and Issuer Direct undertakes no duty to update this information.

Contact:

Brian R. Balbirnie
Issuer Direct Corporation
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Issuer Direct Corporation